As filed with the Securities and Exchange Commission on July 1, 2015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
___________
FORM S‑8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________
WESTERN ALLIANCE BANCORPORATION
(Exact name of registrant as specified in its charter)
___________

Delaware	88-0365922
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
___________

One E. Washington St., Suite 1400
Phoenix, Arizona 85004
(Address of Principal Executive Offices) (Zip Code)
___________
Bridge Capital Holdings 2006 Equity Incentive Plan
(Full title of the plan)
___________

Robert Sarver
Chief Executive Officer
Western Alliance Bancorporation
One E. Washington St., Suite 1400
Phoenix, Arizona 85004
(602)-389-3500
(Name, address telephone number, including area code, of agent for service)
___________________________________________
With a copy to:
Gregory F. Parisi, Esq.
Hogan Lovells US LLP
555 13th Street, N.W.
Washington, DC 20004
(202) 637-5524
___________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.0001 per share	759,242	$22.02	$16,718,508.84	$1,942.69

(1)    This Registration Statement covers, in addition to the number of shares of Common Stock stated above, options to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares and options that may be offered or issued pursuant to the Bridge Capital Holdings 2006 Equity Incentive Plan (the “Plan”), as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions. The Plan was assumed by the Registrant in connection with the acquisition of Bridge Capital Holdings by the Registrant.
(2)     Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the weighted-average exercise price of the outstanding options under the Plan.
PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference
The following documents of the Registrant filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)
The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2014, filed with the Securities and Exchange Commission (the “Commission”) on February 17, 2015 (Commission File No. 001-32550);

(b)
All other reports of the Registrant filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)
The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A/A filed with the Commission on June 3, 2013 (Commission File No. 001-32550), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.

Item 6. Indemnification of Directors and Officers
Reference is made to the provisions of Delaware General Corporation Law (“DGCL”), Article VII of the Bylaws, as amended (the “Bylaws”), of the Registrant and Article 8 of the Certificate of Incorporation, as amended (the “Certificate”) of the Registrant.
The Registrant is a Delaware corporation subject to the applicable indemnification provisions of the DGCL. Section 145 of the DGCL provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of a corporation, or are or were serving at the request of a corporation in such a capacity with another business organization or entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person’s service in any such capacity. In the case of actions brought by or in the right of a corporation, Section 145 provides for indemnification of expenses (including attorneys’ fees) if the person seeking indemnification acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation unless, upon a determination by the Court of Chancery or the court in which such action or suit was brought, despite the adjudication of liability but in view of all the circumstances of the case, such person is reasonably and fairly entitled to indemnity for such expenses.
The Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he or a person of whom he is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director or officer of another corporation, or as a controlling person of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL, as the same exists or may thereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than such law permitted the Registrant to provide prior to such amendment) against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his heirs, executors and administrators; provided, however, that except as provided in Section 7.2 of Article VII of the Bylaws, the Registrant shall indemnify any such person seeking indemnity in connection with a proceeding (or part thereof) initiated by such person only if (a) such indemnification is expressly required to be made by law, (b) the proceeding (or part thereof) was authorized by the Board of Directors, (c) such indemnification is provided by the Registrant, in its sole discretion, pursuant to the powers vested in the Registrant under the DGCL, or (d) the proceeding (or part thereof) is brought to establish or enforce a right to indemnification or advancement under an indemnity agreement or any other statute or law or otherwise as required under Section 145 of the DGCL. The Bylaws further provide that the rights thereunder shall be contract rights and shall include the right to be paid expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer of the Registrant in his capacity as a director or officer (and not in any other capacity in which service was or is tendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified under Section 7.2 or otherwise.
The Certificate provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit and that, if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. In addition, the Registrant has entered into indemnification agreements with certain of its directors and executive officers.
Item 7. Exemption from Registration Claimed
Not applicable.

Item 8.	Exhibits.
EXHIBITS

4.1
Certificate of Incorporation of Western Alliance Bancorporation, as filed with the Delaware Secretary of State on May 29, 2014 (incorporated by reference to Exhibit 3.3 of the Registrant’s Form 8-K filed with the Commission on June 3, 2014).

4.2
Certificate of Amendment of Certificate of Incorporation of of Western Alliance Bancorporation, as filed with the Delaware Secretary of State on May 19, 2015 (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed with the Commission on May 22, 2015).

4.3
Certificate of Designation of Non-Cumulative Perpetual Preferred Stock, Series B of Western Alliance Bancorporation, as filed with the Delaware Secretary of State on May 29, 2014 (incorporated by reference to Exhibit 3.4 of the Registrant’s Form 8-K filed with the Commission on June 3, 2014).

4.4
Form of Non-Cumulative Perpetual Preferred Stock, Series B, stock certificate (incorporated by reference to Exhibit 4.8 of the Registrant’s Annual Report on Form 10-K filed with the Commission on March 2, 2012).

4.5	Bylaws Western Alliance Bancorporation, as amended, effective May 19, 2015 (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K filed with the Commission on May 22, 2015).

4.6	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed with the Commission on June 3, 2014).

4.7
Senior Debt Indenture, dated August 25, 2010, between Western Alliance Bancorporation and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed with the Commission on August 25, 2010).

4.8
First Supplemental Indenture, dated August 25, 2010, between Western Alliance Bancorporation and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed with the Commission on August 25, 2010).

4.9	Form of 10.00% Senior Notes due 2015 (incorporated by reference to Exhibit 4.3 to the Registrant’s Form 8-K filed with the Commission on August 25, 2010).

4.10
Western Alliance Bancorporation 2005 Stock Incentive Plan, as amended (incorporated by reference to Appendix G of the Registrant’s definitive Proxy Statement on Schedule 14A filed with the Commission on April 2, 2014).

4.11	Bridge Capital Holdings 2006 Equity Incentive Plan.

5.1	Opinion of Hogan Lovells US LLP regarding the validity of the Common Stock registered hereby.

23.1	Consent of McGladrey LLP.

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included as part of the signature page to this Registration Statement).
Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20%

change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on July 1, 2015.

WESTERN ALLIANCE BANCORPORATION
By:	/s/	Robert Sarver
Robert Sarver
Chairman and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below appoints Robert Sarver or Dale Gibbons, jointly and severally, each in his own capacity, as true and lawful attorneys-in-fact, with full power of substitution in such person’s name, place and stead, in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement and the Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature		Title	Date

By:	/s/ Robert Sarver Robert Sarver	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 1, 2015

By:	/s/ Dale Gibbons Dale Gibbons	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 1, 2015

By:	/s/ J. Kelly Ardrey Jr. J. Kelly Ardrey Jr.	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	July 1, 2015

By:	/s/ Bruce D. Beach Bruce D. Beach	Director	July 1, 2015

By:	/s/ William S. Boyd William S. Boyd	Director	July 1, 2015

By:	/s/ Steven J. Hilton Steven J. Hilton	Director	July 1, 2015

By:	/s/ Marianne Boyd Johnson Marianne Boyd Johnson	Director	July 1, 2015

By:	/s/ Cary Mack Cary Mack	Director	July 1, 2015

By:	/s/ Todd Marshall Todd Marshall	Director	July 1, 2015

By:	/s/ M. Nafees Nagy, M.D. M. Nafees Nagy, M.D.	Director	July 1, 2015

By:	/s/ James Nave James Nave	Director	July 1, 2015

By:	/s/ John Peter Sande III John Peter Sande III	Director	July 1, 2015

By:	/s/ Donald Snyder Donald Snyder	Director	July 1, 2015

By:	/s/ Sung Won Sohn Sung Won Sohn	Director	July 1, 2015

By:	/s/ Kenneth A. Vecchione Kenneth A. Vecchione	Director	July 1, 2015